UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 24, 2013
(Date of earliest event reported)

DEGARO INNOVATIONS CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-169770 (Commission File Number)	N/A (IRS Employer Identification No.)

Lot 107, Roaring River, Steer Town PO, St. Ann, Jamaica (Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (876) 347-9493

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Hynes Employment Agreement

On May 24, 2013, Degaro Innovations Corp. (the “Registrant,” the “Company,” “we,” “us” or “our”) entered into an employment agreement (the “Employment Agreement”) with Mr. Thomas Hynes pursuant to which, Mr. Hynes agreed to serve as the Company’s Chief Executive Officer.  The term of the Employment Agreement is three years and may be automatically renewed for one year periods unless a party provides written notice of cancellation at least 60 days before the scheduled end of a term.

Pursuant to the Employment Agreement, Mr. Hynes is entitled to a base salary at the rate of $120,000 thousand per annum, paid in accordance with the Company’s regular payroll schedule. In addition, Mr. Hynes was granted 2,500,000 shares of the Company’s common stock as an incentive under the terms of the Employment Agreement, vesting over three years, assuming Mr. Hynes remains an employee of the Company or one of its subsidiaries.

The Employment Agreement generally provides that in the event that Mr. Hynes’ employment with the Company is terminated by the Company without “Cause” (as defined in the Employment Agreement), Mr. Hynes shall be entitled to his base salary earned through the date of termination and two months base salary continuation.  In the event that Mr. Hynes’ employment with the Company is terminated with “Cause” (as defined in the Employment Agreement) or at the election of Mr. Hynes, he will be paid base salary, employee benefits and other employment perquisites through the termination date only.   The Employment Agreement also contains customary confidentiality and non-compete provisions.

Contribution Agreement

On May 24, 2013, in connection with Ms. Sheryl Briscoe’s resignation as our President, Secretary and Treasurer as described in Item 5.02 below, Ms. Briscoe, as a shareholder of the Company, and the Company entered into a contribution agreement (the “Contribution Agreement”).  Pursuant to the terms of the Contribution Agreement, Ms. Briscoe has agreed to contribute 2,500,000 shares of common stock held by Ms. Briscoe to the Company as an additional capital contribution to the Company.

The foregoing descriptions of the Employment Agreement and the Contribution Agreement are qualified in their entirety by reference to the Employment Agreement and the Contribution Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K which is hereby incorporated by reference into this Item 1.01.

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2013, our Board of Directors received the resignations of (i) Ms. Sheryl Briscoe as our President, Secretary and Treasurer of the Company and (ii) Ms. Nagria Ricketts as our Vice President. Following Ms. Briscoe’s resignation, she will continue to serve as a director of the Company.

On May 24, 2013, the Company’s Board of Directors appointed Thomas Hynes to serve as our Chief Executive Officer and as a member of the Company’s Board of Directors commencing on May 24, 2013 (the “Effective Date”).

Mr. Hynes has over twenty five years of leadership experience within the energy, mineral and financial industries, with a background in domestic and international oilfield well site services and gold mining/dredging operations.  Since November of 2008, Mr. Hynes has been the owner of KTH Oil & Gas Consulting, where he provides geological services including prospect evaluation and creation, well site supervision, and project management; specializing in Rocky Mountain geological regions including the Powder River Basin and Crow Indian Nation in Wyoming and Montana. From October 2006 to November 2009, Mr. Hynes was the Vice President of Field Operations for Golden Arrow Exploration & Bison Acid Service. At Golden Arrow, Mr. Hynes was responsible for supervising well site geological evaluation and oil and gas detection on multiple oil wells drilled on the Crow Indian

Reservation, South of Billings, Montana. Mr. Hynes studied business studies at Regis University. Mr. Hynes has no family relationship with any of our directors or other executive officers. There are no transactions in which Mr. Hynes has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company and Mr. Hynes entered into the Employment Agreement relating to Mr. Hynes duties and compensation as the Company’s Chief Executive Officer.  See “Item 1.01 Entry into a Material Definitive Agreement” above for the description of the Employment Agreement, which description is incorporated herein by reference.

Item 9.01. Exhibits.

10.1           Employment Agreement dated May 24, 2013
10.2           Contribution Agreement dated May 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEGARO INNOVATIONS CORP.

DATE: May 31, 2013	By:	/s/ Thomas Hynes
Thomas Hynes Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement dated May 24, 2013
10.2	Contribution Agreement dated May 24, 2013